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                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG

                                STAFFMARK, INC.,

                   STAFFMARK ACQUISITION CORPORATION TWELVE,

                                      AND

                           H. ALLEN & COMPANY, INC.,



                           DATED: SEPTEMBER 15, 1997



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
                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE I. PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     SECTION 1.1.    Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.1.1.  Instruments of Conveyance and Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.1.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     SECTION 1.2.    Consideration for the Transferred Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 1.3.    Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 1.4.    Transfer Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 1.5.    Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     SECTION 1.6.    Procedures for Assets Not Transferable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.1.    Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.2.    Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.3.    Shares of the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.4.    No Violation; Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     SECTION 2.5.    Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 2.6.    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 2.7.    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 2.8.    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     SECTION 2.9.    Labor and Employee Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 2.10.   Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     SECTION 2.11    Powers of Attorney; Absence of Limitations on Competition; Guarantees  . . . . . . . . . . . . . . 6
     SECTION 2.12.   Significant Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 2.13.   Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 2.14.   Absence of Certain Changes; Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . 7
     SECTION 2.15.   Certain Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 2.16.   Compliance with Law; Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 2.17.   Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     SECTION 2.18.   Fixed Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 2.19.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 2.20.   Outstanding Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     SECTION 2.21.   Outstanding Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     SECTION 2.22.   Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     SECTION 2.23.   Proprietary Information of Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     SECTION 2.24.   Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 2.25.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 2.26.   Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 2.27.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 2.28.   Broker's or Finder's Fees; Break-Up or Termination Fees  . . . . . . . . . . . . . . . . . . . .  13


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
     SECTION 2.29.   Protection of Creditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 2.30.   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 2.31.   Securities Exemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.1.    Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.2.    Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.3.    Validity, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.4.    The Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.5.    Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE IV. PRE-CLOSING COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.1.    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.2.    Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.3.    Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.4.    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.5.    Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE V. POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 5.1.    Post-Closing Covenants of the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.1.   Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.2.   Dissolution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.3.   Nondisclosure of Confidential Information   . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.4.   Payment of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.5.   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.6.   Employee Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 5.1.7.   Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.1.8.   Bulk Transfer Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.1.9.   Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.1.10.  1997 EBIT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.1.11.  Independent Accountant Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     SECTION 5.2     Post-Closing Covenants of StaffMark and SAC  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.2.1.   Employees and Consultants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.2.2.   Employee Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 5.2.3.   1997 EBIT Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 5.2.4.   Independent Accountants' Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 5.2.5.   Obligations Concerning Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VI. CONDITIONS TO THE BUYERS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     SECTION 6.1.    Representations and Warranties True; Satisfaction of Covenants   . . . . . . . . . . . . . . . .  19
     SECTION 6.2.    Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.3.    No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.4.    Opinion of Counsel to the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.5.    Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.6     Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.7.    No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.8.    Indemnification Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     SECTION 6.9.    Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.10.   Employment Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 6.11.   Noncompetition Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 6.12.   Purchase Price Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII. CONDITIONS TO THE CORPORATION'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.1.    Representations and Warranties True; Satisfaction of Covenants   . . . . . . . . . . . . . . . .  20
     SECTION 7.2.    Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.3.    No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.4.    Indemnification Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.5.    Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.6.    Employment Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.7.    Noncompetition Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     SECTION 7.8.    Opinion of Counsel to Buyers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VIII. THE CLOSING, AND CERTAIN CLOSING DELIVERIES AND OTHER MATTERS . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 8.1.    Time and Place of the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 8.2.    Survival of Representations, Warranties and Covenants.   . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IX. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 9.1.    Termination of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 9.2.    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 9.3.    Other Termination Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE X. MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 10.1.   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 10.2.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     SECTION 10.3.   Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.4.   Modifications and Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.5.   Assignment/Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.6.   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.7.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.8.   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.9.   Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.10.  Headings and Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.11.  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.12.  Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.13.  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 10.14.  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 10.15.  Exhibits and Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     SECTION 10.16.  Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                               INDEX TO EXHIBITS

EXHIBIT A              --      Form of the Bill of Sale and Assignment
EXHIBIT B              --      Form of the Assumption Agreement
EXHIBIT C              --      Form of the Indemnification Agreement
EXHIBIT D              --      Form of the Escrow Agreement
EXHIBIT E              --      Form of the Noncompetition Agreement


                               INDEX TO SCHEDULES

Schedule 1.1           --      The Transferred Assets
Schedule 1.1(d)        --      List of Employees with Contracts
Schedule 1.1.2         --      The Excluded Assets
Schedule 1.5           --      Allocation of Consideration for the Transferred Assets
Schedule 2.4           --      No Violation; Consents
Schedule 2.7           --      Financial Statements
Schedule 2.7.1         --      Change in Financial Statements
Schedule 2.8           --      Absence of Undisclosed Liabilities
Schedule 2.9           --      Labor and Employee Relations
Schedule 2.11          --      Powers of Attorney; Absence of Limitations on Competition; Guarantees
Schedule 2.12          --      Significant Customers
Schedule 2.14          --      No Adverse Change
Schedule 2.16          --      Compliance with Law
Schedule 2.17          --      Employee Benefits
Schedule 2.17.1        --      Employee Compensation
Schedule 2.18          --      Claims on Fixed Assets
Schedule 2.19          --      Insurance
Schedule 2.10          --      Outstanding Contracts
Schedule 2.20.1        --      Notice of Contract Defaults
Schedule 2.20.2        --      Termination of Contracts
Schedule 2.20.3        --      Limitations on Contracts
Schedule 2.21          --      Leases
Schedule 2.22          --      Intellectual Properties
Schedule 2.23          --      Proprietary Information of Third Parties
Schedule 2.24          --      Transactions with Affiliates
Schedule 2.26          --      Litigation
Schedule 2.27          --      Environmental Matters
Schedule 2.30          --      Accounts Receivable
Schedule 10.1          --      Historical Income Statement and Forecasted Income Statement of Business for the eight (8)
                               month period ended August 31, 1997 and the forecasted four (4) month period ended
                               December 31, 1997

                            ASSET PURCHASE AGREEMENT


        This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this 15th day of September 1997, by and among StaffMark, Inc., a Delaware corporation ("StaffMark"), StaffMark Acquisition Corporation Twelve, a Delaware corporation and wholly-owned subsidiary of StaffMark ("SAC" and collectively with StaffMark sometimes collectively referred to herein as the "Buyers"), and
H. Allen & Company, Inc., an Illinois corporation (the "Corporation"). StaffMark, SAC and the Corporation are sometimes referred to herein collectively as the "Parties" and sometimes each entity is referred to herein separately as a "Party."

                                    RECITALS

        WHEREAS, the Corporation is engaged in the business of providing technical staffing services for a wide range of information services functions including, but not limited to, PC troubleshooting, installation and configuration, LAN support, administration consulting, help desk support, and development in various programming areas (the "Business"); and

        WHEREAS, the Corporation desires to sell substantially all of the assets of the Business to StaffMark, and StaffMark desires to purchase, through SAC, the assets from the Corporation, all pursuant to this Agreement as hereinafter provided.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


                     ARTICLE I. PURCHASE AND SALE OF ASSETS

        SECTION 1.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Corporation shall transfer to SAC, free and clear of all claims, charges, pledges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), all of the assets, properties and rights owned by the Corporation or in which the Corporation has any right or interest of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent (other than the Excluded Assets) relating to the Business, including, without limitation the assets listed on
Schedule 1.1 and the following:

              (a) Generally. Cash (other than the amount of cash reflected on Schedule 1.1.2), accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits, processes, service marks, trade secrets, computers and computer equipment, files and other records (other than corporate minute books), systems and processes, security deposits, memberships, contracts, leasehold interests, leasehold and other improvements, machines, machinery, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature and all causes of action, claims and demands by the Corporation relating to the Transferred Assets (but not including any causes of action, claims and demands relating to the Excluded Assets);

              (b) Name and Related Items. The name "H. Allen & Company, Inc." and any variants thereof, all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto (but in no event shall include the name "H. Allen Consulting & Co."); the phone number (630) 769-4040, and the facsimile number (630) 769-4043 and other phone and facsimile numbers for the Business existing as of the Closing;

              (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to past, present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

              (d) Employee Agreements and Information. All employment, nondisclosure, noncompetition and nonsolicitation agreements between the Corporation and its employees and contracts and all rights thereunder and copies of the information for each employee of the Corporation (collectively, the "Employee Information"); provided, however, that the transfer of all rights relating to such employees shall be made only upon termination of the Employee Leasing Agreement, if executed between the Parties. Schedule 1.1(d) includes a list of all employees of the Corporation with any such written contracts.

              (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by such Business (collectively, the "Records");

              (f) Electronic Data. All rights of the Corporation in all electronic information and data related to the Business wherever located (collectively, the "Electronic Data"); and

              (g) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name and such other materials which are currently in the possession of the stockholder of the Corporation and/or the employees of the Corporation on which appear the name "H. Allen & Company, Inc." or any form thereof (but in no event shall include the name "H. Allen Consulting & Co.").

All of the foregoing assets shall be referred to collectively as the "Transferred Assets."

        SECTION 1.1.1.      Instruments of Conveyance and Transfer.

              (a) The Corporation shall transfer the Transferred Assets to SAC pursuant to a Bill of Sale and Assignment in substantially the form of Exhibit A attached hereto (the "Assignment Agreement").

              (b) At any time and from time to time after the Closing Date, at the request of the Buyers, without further consideration, the Corporation shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to SAC and to confirm SAC's title to the Transferred Assets.

        SECTION 1.1.2. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the Corporation the assets listed on Schedule 1.1.2 hereto (the "Excluded Assets").

        SECTION 1.2. Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyers shall pay to the Corporation an aggregate purchase price (the "Purchase Price") as follows:

              (a)    At the Closing, StaffMark shall deliver to the
        Corporation: (i) the shares of StaffMark common stock, $.01 par value (the "StaffMark Common Stock") set forth in the certificate delivered by the Corporation herewith (the "Purchase Price Certificate"), based on the Agreed Value (collectively, the "Shares"); and (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be payable in immediately available funds by certified check or wire transfer; and

              (b) At the Closing, StaffMark shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, an amount of cash equal to 10% of the Purchase Price, as further set forth in the Purchase Price Certificate.

        SECTION 1.2.1 Agreed Value. For purposes of this Agreement, the term "Agreed Value" shall mean the five day average for the last reported sale price of the StaffMark Common Stock as reported on the Nasdaq Stock Market's National Market ending on the last business day immediately preceding the date of this Agreement as reported in The Wall Street Journal.

        SECTION 1.3. Assumption of Liabilities. The only obligations and liabilities to be assumed by SAC in connection with its acquisition of the Transferred Assets are the obligations reflected in or on an exhibit to the Assumption Agreement (the "Assumed Liabilities"), the form of which is attached hereto as Exhibit B (the "Assumption Agreement"). Except for the Assumed Liabilities, the Buyers shall not assume or be responsible for any other liabilities or obligations which relate in any manner to the operation of the Business prior to the Closing Date.

        SECTION 1.4. Transfer Taxes. Buyers and the Corporation acknowledge and agree that for any sales, use, transfer or other similar tax purposes, the Purchase Price is deemed to have been paid by Buyers to the Corporation pursuant to this Agreement and includes and is inclusive of any and all sales, use, transfer or other similar tax imposed as a result of the consummation of the transactions contemplated by this Agreement. The Corporation hereby agrees to pay and discharge, and to indemnify Buyers against, and protect, save and hold Buyers harmless from, any liability, obligation, claim, assessment or deficiency (whether or not ultimately successful) for any and all sales, use, transfer or other similar taxes (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the consummation of the transactions contemplated by this Agreement.

        SECTION 1.5. Allocation of Purchase Price. The consideration paid and the liabilities assumed by Buyers pursuant to Sections 1.2 and 1.3 above shall be allocated among the Transferred Assets purchased hereunder in accordance with Section 1060 of the Code and as set forth in Schedule 1.5 attached hereto. The Corporation and Buyers each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 1.5. The parties agree to make all filings required under Section 1060 of the Code consistent with the allocation of such consideration as set forth on Schedule 1.5. Each party shall duly and timely file Form 8594 with its appropriate tax returns.

        SECTION 1.6. Procedures for Assets Not Transferable. Following the Closing, the Corporation and the Buyers shall mutually cooperate and use their reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date.

                 ARTICLE II. REPRESENTATIONS AND WARRANTIES OF
                                THE CORPORATION

        As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, the Corporation represents and warrants to Buyers as follows:

        SECTION 2.1. Organization and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Corporation is not qualified or otherwise authorized to transact business as a foreign corporation in any other jurisdiction. The Corporation has made available to the Buyers complete and correct copies of its Articles of Incorporation and its By-laws as currently in effect.

        SECTION 2.2. Corporate Power and Authority. The Corporation has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name "H. Allen & Company, Inc.," and any fictitious names currently being used in the geographic area presently served by it. The Corporation: (a) has the full power and authority to execute, deliver and perform this Agreement and each of the other documents and instruments contemplated hereby (such other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby; and (b) this Agreement has been duly and validly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms and each of the Documents, when executed and delivered by the Corporation, will have been duly and validly executed and delivered by the Corporation and will constitute a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms.

        SECTION 2.3. Shares of the Corporation. The Corporation has authorized capitalization consisting of 50,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and no shares are held as treasury stock. All shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares have been issued in violation of any preemptive right. The Corporation has no other equity securities or other evidence of ownership outstanding other than the shares possessed by the Corporation's current stockholder. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any of the equity securities of the Corporation or other evidence of ownership in the Corporation. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation. There are no voting trusts, proxies or other agreements or understandings with respect to the voting capital stock of the Corporation.

        SECTION 2.4. No Violation; Consents. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement or the Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof by the Corporation will: (i) violate, conflict with or result in any breach of the Articles of Incorporation or Bylaws of the Corporation, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Corporation; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the Corporation under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Corporation or any of the terms, conditions or provisions of any mortgage, indenture, note, license, Contract or other instrument or obligation related to the Corporation or to the Corporation's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyers; (iii) result in the creation of any Claims upon the Transferred Assets of the Corporation; or (iv) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self regulatory body or authority, or of any other Person, entity or organization.

        SECTION 2.5. Subsidiaries and Investments. The Corporation has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        SECTION 2.6. Books and Records. The minute books of the Corporation, which have been and will be made available to the Buyers and their representatives, contain accurate records of all meetings of and actions or written consents by the directors and stockholders of the Corporation set forth in such minute books. The Corporation does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation. The Employee Information, the Records, and the Electronic Records are true and correct and substantially reflect the operations of the Business and have been maintained consistent with the past practices of the Corporation.

        SECTION 2.7. Financial Statements. Schedule 2.7 contains the unaudited balance sheet of the Corporation as of December 31, 1996 (the "Most Recent Fiscal Year End") and the related statements of income and expenses for the fiscal year then ended, and the unaudited balance sheet of the Corporation (the "Balance Sheet") as of July 31, 1997 (the "Balance Sheet Date") and the related statements of income and the expenses for the seven months then ended. All such financial statements (the "Financial Statements") have been prepared with a view to presenting statements of the assets and liabilities and the operations of the Business on a consistent basis and were prepared from the books and records of the Corporation. The Financial Statements fairly present the financial position of the Corporation as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Since the Balance Sheet Date, except as set forth on Schedule 2.7.1: (i) there has been no material change in the assets, liabilities or financial condition of the business of the Corporation from that reflected in the Balance Sheet outside the ordinary course of business; and (ii) none of the business, financial condition, operations, property or affairs of the Corporation has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Corporation has disclosed to the Buyers all material facts relating to the preparation of the Financial Statements.

        SECTION 2.8. Absence of Undisclosed Liabilities.

              (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet or except as set forth on Schedule 2.8, the Corporation has no liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred since the date thereof in the Ordinary Course of Business.

              (b) The Corporation maintains an adequate worker's compensation reserve on the Balance Sheet or has adequate coverage under a full-premium policy and represents and warrants there is no unrecorded liability for which the Buyers will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet.

              (c) The Corporation is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the Transferred Assets.

        SECTION 2.9. Labor and Employee Relations.

              (a) Schedule 2.9 sets forth a list of each employment or collective bargaining agreement to which the Corporation is a party and any other employment or collective bargaining agreement which pertains to employees of the Corporation.

              (b) No labor organization or group of employees of the Corporation has made a pending demand for recognition or certification, and there are no representation proceedings presently pending or threatened (in writing to the Corporation) with the National Labor Relations Board or any other federal, state, or other governmental agency or authority involving employees of the Corporation. There are no other organizing activities involving the Corporation presently being conducted or threatened (in writing to the Corporation) by any labor organization or group of employees of the Corporation.

              (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened (in writing to the Corporation) against the Corporation, and there have been no actual or threatened (in writing to the Corporation) material labor disputes or work stoppages within the last three (3) years. There are no unfair labor practice charges or complaints pending or threatened (in writing to the Corporation) by or on behalf of any employee or group of employees of the Corporation.

              (d) There are no complaints, charges or claims pending or, threatened (in writing to the Corporation) against the Corporation by any federal, state or other governmental agency or authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Corporation of any individual.

              (e) The Corporation has been and is in substantial compliance with all laws, regulations and orders relating to the employment of the employees, including but not limited to all such laws, regulations and orders relating to wages, hours, the National Labor Relations Act, as amended, 29 U.S.C. Section 151 et. seq., and any comparable state or local laws or regulations, equal employment opportunity discrimination laws or regulations, civil rights laws or regulations, safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security taxes.

        SECTION 2.10. Real Property. The Corporation owns no real property.

        SECTION 2.11. Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 2.11: (i) no power of attorney or similar authorization given by the Corporation presently is in effect or outstanding as to any of the Transferred Assets; (ii) no contract or agreement to which the Corporation is a party or is bound or to which the Corporation's properties or assets is subject limits the freedom of the Corporation to compete in any line of business or with any Person; and (iii) the Corporation is not a party to or bound by any guarantee of any debt or obligation of any other Person which relates to the Transferred Assets.

        SECTION 2.12. Significant Customers. Set forth on Schedule 2.12 is a true and correct list of the Corporation's ten largest customers for the year ended December 31, 1996 and the eight-month period ending August 31, 1997, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. Except as set forth on Schedule 2.12, since the Balance Sheet Date none of the customers identified on Schedule 2.12 has terminated, reduced, or threatened (in writing to the Corporation) to terminate or reduce, its request for services of the Corporation during the period covered by such schedule or prior to the Closing Date.

        SECTION 2.13. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Corporation of this Agreement.

        SECTION 2.14. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 2.14, during the period from the Most Recent Fiscal Year End to and including the date of this Agreement:

              (a) The Corporation has not canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

              (b) The Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except in the Ordinary Course of Business;

              (c) The Corporation has not made any changes in the types, nature, composition or quality of the services of the Business and there has not been any material adverse change in the sales, revenue or net income of the Business;

              (d) The Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) that remains in effect on the date hereof involving more than $10,000 or outside the Ordinary Course of Business;

              (e) No party (including the Corporation) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Corporation is a party or by which it is bound involving more than $10,000 or outside the Ordinary Course of Business;

              (f) The Corporation has not permitted any Claims to be imposed upon any of its assets, tangible or intangible, outside the Ordinary Course of Business;

              (g) The Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

              (h) The Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

              (i) The Corporation has not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the Ordinary Course of Business;

              (j) The Corporation has not delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course of Business;

              (k) The Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

              (l) The Corporation has not granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights owned by the Corporation;

              (m) The Corporation has not accelerated collection of accounts receivables through special inducements or outside the Ordinary Course of Business;

              (n) The Corporation has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

              (o) The Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its stockholders (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

              (p) The Corporation has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

              (q) The Corporation has not made any loan to, or entered into any other transaction with, any of its stockholders, directors, officers, or employees outside the Ordinary Course of Business;

              (r) The Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

              (s) The Corporation has not granted any increase in the base compensation of any of its directors, officers, or employees other than increases in compensation in the Ordinary Course of Business;

              (t) The Corporation has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other employee of the corporation Benefit Plan);

              (u) The Corporation has not made any other change in employment terms for any of its directors, officers, or employees; or

              (v) The Corporation has not agreed, whether or not in writing, to do any of the foregoing.

        SECTION 2.15. Certain Practices. Neither the Corporation, nor any of its officers, directors, stockholders, or employees have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Corporation or any subsidiary; made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or made any unlawful bribe, kickback, or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        SECTION 2.16. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 2.16, the Corporation has substantially complied with all laws, ordinances, legal requirements, rules, regulations and orders applicable to the Corporation or its operations, properties, assets, products and services. Except as set forth on Schedule 2.16, there is no existing law, rule, regulation or order, whether federal, state, or local, which would prohibit or restrict the Buyers from conducting the Business in the manner heretofore conducted by the Corporation in any jurisdiction in which the Business is now conducted. The Corporation possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Corporation to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated. All of such licenses and permits are in full force and effect, and true and correct copies of any such licenses and permits are included in Schedule 2.16 hereto.

        SECTION 2.17.       Employee Benefits.

              (a) Set forth on Schedule 2.17 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements pursuant to which the Corporation provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees or former employees of the Corporation, whether formal or informal, whether or not written ("Employee Plan"). On request by the Buyers, the Corporation shall furnish a copy of each Employee Plan and a copy of any related materials. The Corporation will maintain the benefits listed on Schedule 2.17 in full force and effect through the Closing Date. The Corporation has never adopted, maintained or contributed to any plan which is intended to be qualified under
        Section 401(a) of the Code, including, but not limited to, Multiemployer Plans, nor has the Corporation ever had any ERISA affiliates as determined under Section 414 of the Code. Except as set forth on Schedule 2.17, the Buyers shall not have any obligation or Liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Corporation for services rendered prior to the Closing Date. Schedule 2.17.1 hereto sets forth a true and complete list of the names and current base salary and any bonus or commission for the prior fiscal year paid by Corporation to each corporate or administrative employee and each consultant utilized in connection with the operation of the Business.

              (b) Each Employee Plan covering any present or former employee of the Corporation which is subject to the continuation health coverage requirements of Section 4980B of the Code or Section 601 of ERISA or any applicable state law has complied in all material respects with all such requirements for continuation coverage. The Corporation is not obligated to provide post-retirement medical benefits or any other unfunded post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).

              (c) Except as set forth on Schedule 2.17, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any Employee Plan or the assets of any Employee Plan.

              (d) Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in material compliance with its terms and with applicable law. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Corporation's Balance Sheet.

              (e) The execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Employee Plans, including any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.

              (f) For purposes of this Section 2.17, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        SECTION 2.18. Fixed Assets. Except as shown on Schedule 2.18, the Corporation has good and marketable title to all of the Transferred Assets free and clear of all claims, liens, mortgages, charges and encumbrances. All of the Transferred Assets whether owned or leased, are adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained.

        SECTION 2.19. Insurance. Schedule 2.19 lists the insurance coverage carried by the Corporation, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. There have been no claims with respect to any of such insurance policies for the past three policy years. Except as set forth on Schedule 2.19, the
Corporation: (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion; (ii) has not received notice of cancellation or nonrenewal of any such policy or binder; (iii) is not aware of any threatened or proposed cancellation or nonrenewal of any such policy or binder; (iv) has not received notice of any insurance premiums which will be materially increased in the future; and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

        SECTION 2.20. Outstanding Contracts. Schedule 2.20 sets forth a description of all existing contracts, agreements, personal property leases, commitments, licenses and franchises, whether written or oral, relating to the Corporation that require either payments to/or receipts of $10,000 in a twelve-month period (collectively "Contracts"). The Corporation has delivered or made available to the Buyers true, correct and complete copies of all of the Contracts specified on Schedule 2.20 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect and enforceable in accordance with their respective terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.20.1, the Corporation and, to its knowledge, each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Corporation is not aware of any breach by the other party to any of the Contracts to which the Corporation is a party. Except as set forth on Schedule 2.20.2, none of the Contracts has been terminated and no written notice has been given by any party thereto of any alleged default by any party thereunder. Except as set forth on Schedule 2.20.3, there exists no actual or threatened (in writing to the Corporation) termination, cancellation or limitation of the business relationship of the Corporation by any party to any of the Contracts.

        SECTION 2.21. Outstanding Leases. Schedule 2.21 sets forth a description of each agreement by which the Corporation leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). The Corporation has delivered or made available to the Buyers true, correct and complete copies of all of the Leases specified on Schedule 2.21. All rents due under the Leases have been paid. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.21, the Corporation and, to its knowledge, each other party to the Leases have materially performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The Corporation is not aware of any breach by the other party to any of the Leases. Except as set forth on Schedule 2.21, none of the Leases has been terminated; and no written notice has been given by any party thereto of any alleged default by any party thereunder. There exists no actual or threatened (in writing to the Corporation) termination, cancellation, or limitation of the business relationship of the Corporation with any party to any of the Leases.

        SECTION 2.22. Intellectual Properties. Schedule 2.22 contains an accurate and complete list of any domestic and foreign letters patent, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned and used by the Corporation in the operation of the Business (collectively, the "Intellectual Property"). Except as set forth on Schedule
2.22 and except for commercial software licensed for use on personal computers, the Corporation owns the entire right, title and interest in and to the Intellectual Property and each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 2.22, duly registered by, or filed with, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 2.22 and such registrations or filings remain in full force and effect. There are no pending or threatened (in writing to the Corporation) proceedings or litigation or other adverse claims materially affecting the Intellectual Property. There are no pending or threatened (in writing to the Corporation) claims asserted against the Corporation for infringement of any domestic patent, patent licenses and know-how licenses, trade names, trademark registrations, common law trademarks, service marks, service mark registrations, copyrights, copyright registrations, trade secrets or other confidential proprietary information. To the Corporation's knowledge, no Person is infringing the Intellectual Property.

        SECTION 2.23. Proprietary Information of Third Parties. Except as disclosed on Schedule 2.23, no third party has claimed or to the Corporation's knowledge, has reason to claim that any Person employed by or consulting with the Corporation ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Except as disclosed on Schedule 2.23, no Related Person has employed any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Corporation.

        SECTION 2.24. Transactions with Affiliates. Except as disclosed on Schedule 2.24, no stockholder, director, or officer of the Corporation, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Corporation, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

        SECTION 2.25. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the Corporation will be filed on or before the Closing Date with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts of tax shown as owing thereon have been paid. All Taxes which have become due or payable or are required to be collected by the Corporation or are otherwise attributable to any periods the due date of which ends on or before the Closing Date and all interest and penalties thereon, if any, whether disputed or not (excluding, however, interest and penalties on any tax arising on certain Illinois Small Business Corporation Replacement Tax Returns filed with the Department of Revenue for the State of Illinois), have been paid or will be paid in full or adequately reflected on the Balance Sheet or the Corporation's books and records on or prior to the Closing Date. All deposits required by law to be made by the Corporation with respect to employees' withholding taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Corporation has delivered to the Buyers true and complete copies of all of the Corporation's state and federal income tax returns as filed with the appropriate governmental agencies for the tax years ending December 31, 1996 and December 31, 1995, and all reports and results of income tax audits, if any, related thereto. No examination of any tax return of the Corporation is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

        "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the Corporation is required to pay, withhold or collect (including without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, welfare taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other similar obligations).

        SECTION 2.26. Litigation. Except as set forth on Schedule 2.26, there is no (i) action, suit, claim, proceeding or investigation pending or threatened (in writing to the Corporation) against or affecting the Corporation, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to the Corporation or (iii) governmental inquiry pending or threatened (in writing to the Corporation) against or involving the Corporation, and there is no basis for any of the foregoing. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Corporation by any court, governmental agency or arbitration tribunal against the Corporation. The Corporation is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on Schedule 2.26, there is no action or suit by the Corporation pending or threatened against others.

        SECTION 2.27. Environmental Matters. The Corporation and all Leased Parcels, are in substantial compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 2.27, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Corporation, or the Corporation's predecessors either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any Substance. As used in this Section 2.27, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

        SECTION 2.28. Broker's or Finder's Fees; Break-Up or Termination Fees. No agent, broker, Person or firm acting on behalf of the Corporation is, or will be, entitled to any commission or broker's or finder's fees from the Corporation or from any Person controlling, controlled by or under common control with the Corporation in connection with any of the transactions contemplated herein, other than to ABN AMRO Chicago Corporation whose fees and expenses shall be payable by the Corporation. No Person shall be entitled to any break-up fee, termination fee or any other fees or expenses relating directly or indirectly to the termination or expiration of the Letter Agreement for whatever reason.

        SECTION 2.29. Protection of Creditors. The transfer to SAC by the Corporation of the Transferred Assets does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally. The Purchase Price constitutes fair and adequate consideration for the Transferred Assets. The Corporation has not entered into this agreement or made any transfer or incurred any obligations hereunder or in connection herewith, with actual intent to disturb, hinder, delay or defraud either present or future creditors or other persons.

        SECTION 2.30.       Accounts Receivable. Except as set forth on
Schedule 2.30, all accounts receivable of the Corporation that are reflected on the Balance Sheet on the Balance Sheet Date or on the accounting records of the Corporation as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth on Schedule 2.30, unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Corporation as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves and except as set forth on Schedule 2.30, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. After such 120-day period, the Buyers shall re-assign any uncollectible account to the Corporation for collection and Buyers shall have the right to make a claim in accordance with the Indemnification Agreement and the Escrow Agreement; however, the Corporation shall not have a right to dispute such claim. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        SECTION 2.31. Securities Exemptions. The Shares constituting a portion of the Purchase Price are being issued to the Corporation for its account, for investment purposes only and other than with respect to the possible distribution to the Corporation's stockholder and certain of its key employees, the Corporation has no present intention of distributing, selling or otherwise disposing of such Shares, in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations thereunder. The Shares have not been registered under the Securities Act or any state securities laws pursuant to exemptions afforded by Section 4 of the Securities Act and the exemptions under the applicable state securities laws. The Corporation has been afforded full and complete access to all relevant financial and other information regarding StaffMark.

             ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYERS

        As an inducement to the Corporation to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Buyers jointly and severally represents and warrants to the Corporation:

        SECTION 3.1. Organization. Each of StaffMark and SAC are companies duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires each of them to be so qualified.

        SECTION 3.2. Corporate Power and Authority. Each Buyer has the full power and authority to execute, deliver and perform this Agreement and each of the Documents to which it is a party. The execution, delivery and performance of the Agreement and the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action of each Buyer. This Agreement constitutes the legal, valid and binding obligation of each Buyer enforceable against such Buyer in accordance with its terms and each of the Documents, when executed by any Buyer that is a party thereto, will constitute a valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms.

        SECTION 3.3. Validity, Etc. Neither the execution and delivery by either Buyer of this Agreement and any Documents to which such Buyer is a party, nor the consummation by either Buyer of the transactions contemplated hereby or thereby, nor the performance by either Buyer of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof will:
(i) violate, conflict with or result in any breach of the certificate of incorporation or bylaws of either Buyer, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to either Buyer, (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date or any of the obligations of either Buyer under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to either Buyer or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to either Buyer or to either Buyer's ability to consummate the transactions contemplated hereby or thereby to which either Buyer is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and except for any such default that would not result in an adverse effect on its business or (iii) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self-regulatory body or authority, or of any other Person, entity or organization.

        SECTION 3.4. The Shares. The Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any Claims, except for any transfer restrictions imposed by the state and federal securities laws. The Shares will be issued pursuant to Section 4(2) of the Securities Act promulgated thereunder. Certificates representing the Shares issued to the Corporation will contain a restrictive legend in substantially the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM; OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO STAFFMARK, INC. TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

        SECTION 3.5. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Buyers of this Agreement.

                ARTICLE IV. PRE-CLOSING COVENANTS AND AGREEMENTS

        SECTION 4.1. Cooperation. Each of the parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 4.2. Best Efforts. The Corporation, and the Buyers, shall use commercially reasonable efforts to procure upon reasonable terms and conditions, all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and SAC's ownership and operation of the Business after the Closing Date. Prior to the Closing Date, the Corporation will use commercially reasonable efforts to preserve its relationships with its employees, customers, and others having business relationships with the Corporation.

        SECTION 4.3. Investigations. The Corporation shall give Buyers and their respective employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and shall furnish Buyers with such financial and operating data, analyses and other information of any kind respecting the Corporation's business and properties as Buyers shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations of the Corporation.

        SECTION 4.4. Distributions. Prior to the Closing, the Corporation shall pay no dividends, distributions, consulting fees or management fees to the stockholder(s) of the Corporation, except with respect to the Excluded Assets. Prior to the Closing, the Corporation shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to the Corporation's stockholders, except with respect to the Excluded Assets.

        SECTION 4.5. Corporate Matters. During the period from the date of this Agreement to the Closing, the Corporation will not: (i) amend its articles of incorporation or bylaws; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; (iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.14 above; or (v) agree to do any of the acts listed above.

                       ARTICLE V. POST-CLOSING COVENANTS

        SECTION 5.1. Post-Closing Covenants of the Corporation.

        SECTION 5.1.1. Tax Returns. The Corporation shall cause to be prepared and filed, at its sole expense, on or before the Closing Date, all of its required tax returns for all tax periods ending prior to the Closing Date. The Corporation shall be responsible for the payment of, and will indemnify, defend and hold the Buyers harmless against all taxes due or assessed which relate to the operations of the Business for all periods up to and including the Closing Date and for which the Corporation is liable. As soon as reasonably practicable following the Closing Date, the Corporation shall cause to be filed Illinois Small Business Corporation Replacement Tax Returns with the Department of Revenue for the State of Illinois for all periods prior to the Closing Date. The Corporation shall be responsible for the payment of such taxes and will indemnify, defend and hold the Buyers harmless against all taxes, interest and penalties due or assessed with respect to such taxes.

        SECTION 5.1.2. Dissolution. Subsequent to the Closing, the Corporation will not dissolve or otherwise terminate its existence for at least eighteen (18) months following the Closing.

        SECTION 5.1.3. Nondisclosure of Confidential Information. The Corporation recognizes and acknowledges that it has and will have access to certain confidential information of the Buyers (including, but not limited to, lists of customers, and costs and financial information) that StaffMark considers to be valuable, special and unique property of StaffMark. Following the Closing, the Corporation agrees that it will not disclose, and that it will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of StaffMark. The Corporation recognizes and agrees that violation of any of the agreements contained in this Section 5.3 will cause irreparable damage or injury to StaffMark, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, StaffMark shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies StaffMark may have against the Corporation or its stockholder.

        SECTION 5.1.4. Payment of Liabilities. Following the Closing Date, except for the Assumed Liabilities, the Corporation shall pay and satisfy in full all of its other obligations and liabilities, of any nature whatsoever, which accrue prior or subsequent to the Closing Date.

        SECTION 5.1.5. Insurance. Following the Closing Date, the Corporation shall, if requested by Buyers, assign to Buyers or its designated affiliates the Corporation's unemployment insurance and worker's compensation experience ratings and take such steps as Buyers shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to the Corporation and is otherwise not prejudicial to the Corporation.

        SECTION 5.1.6. Employee Records. Following the Closing Date, unless prohibited by law, the Corporation shall make available to Buyers all personnel records, including without limitation names, Social Security numbers, dates of hire by the Corporation, dates of birth, number of hours worked each calendar year, and salary histories, for all the Corporation's employees. The Corporation and Buyers shall also cooperate, both before and after the Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of the Corporation's employees who become employees of Buyers at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of the Corporation and any plans established by Buyers, so as to secure an orderly and effective transition of the benefit arrangements for such employees of the Corporation and their respective beneficiaries and dependents.

        SECTION 5.1.7.      Intentionally Omitted.

        SECTION 5.1.8. Bulk Transfer Compliance. Following the Closing Date, the Corporation shall indemnify, defend and hold Buyers harmless from and against any loss, liability, cost, expense or damage resulting from the assertion of a claim made against the Transferred Assets or Buyers by any creditor of the Corporation pursuant to any bulk sales statutes, or any other applicable law related to bulk sales.

        SECTION 5.1.9. Corporate Name. On the Closing Date or as soon as practicable thereafter, the Corporation shall change its corporate name such that the new name of the Corporation is not similar to the existing name and otherwise is not likely to be confused with its present names so as to make the Corporation's name available to Buyers. From and after the Closing, Corporation shall not use the words making up its existing name (or any existing trade names) or similar names in connection with any business. Notwithstanding the terms of this Section 5.1.9, StaffMark agrees that an affiliate of the corporation, H. Allen Consulting & Co., may continue to use the designation "H. Allen Consulting & Co." after the Closing Date.

        SECTION 5.1.10. 1997 EBIT. Following the Closing Date and for the four (4) month period ended December 31, 1997, the 1997 EBIT with respect to the Business will equal or exceed $671,846.

        SECTION 5.1.11. Independent Accountant Expenses. In the event the Independent Accountants (hereinafter defined) are retained to review the 1997 EBIT, the Corporation shall pay one-half ( 1/2) of the costs and expenses of the Independent Accountants.

        SECTION 5.2  Post-Closing Covenants of StaffMark and SAC.

        SECTION 5.2.1. Employees and Consultants. Following the Closing Date or the expiration of the Employee Leasing Agreement, if executed by the Parties, the employees of the Corporation shall cease to be employees of Corporation and, except as otherwise determined by SAC in its sole discretion, shall become employees of SAC or an affiliate of Buyers on an employment at will basis. Notwithstanding the foregoing, Buyers will have no liability to the Corporation if for any reason (i) Buyers decide not to offer employment to any of the Corporation's employees (other than employees subject to employment agreements as required by this Agreement), (ii) any of the employees do not accept SAC's offer of employment or (iii) any of the employees (other than employees subject to the employment agreements) accept employment with SAC, but such employment is terminated for any reason after the Closing Date.

        SECTION 5.2.2. Employee Stock Options. Within thirty (30) days of Closing, StaffMark shall grant employees of the Corporation, other than the stockholder of the Corporation, options to purchase an aggregate of 20,000 shares of StaffMark Common Stock. Such options shall be granted pursuant to and subject to the terms of the StaffMark, Inc. 1996 Stock Option Plan; provided, however, that of such options, two employees of the Corporation, as designated by StaffMark, will each receive options for at least 5,000 shares of StaffMark Common Stock.

        SECTION 5.2.3.      1997 EBIT Procedures.

        (a) Following the Closing Date until December 31, 1997, StaffMark will:
(i) maintain the separate books, records and financial statements with respect to the Business on an unconsolidated basis; (ii) not alter the scope or type of the Business in a manner that is inconsistent with the Business as it was conducted prior to the Closing Date; (iii) not reduce the 1997 EBIT for any corporate overhead of StaffMark or SAC allocated to the Business, if any; (iv) neither allocate any goodwill amortization under GAAP as a result of the transactions contemplated by this Agreement nor any depreciation expense under GAAP for any step-up in basis arising from the transactions contemplated hereby with respect to the 1997 EBIT; (v) not liquidate or dissolve the Business or transfer the assets that constitute the Business except in the Ordinary Course of Business; and (vi) provide adequate working capital to the Business.

        (b) Following the Closing Date, but not later than forty-five (45) days following December 31, 1997, StaffMark will provide the following items to the
Corporation: (i) a certificate reflecting the calculation of the 1997 EBIT;
(ii) a copy of the Revised Income Statement; and (iii) a notice from StaffMark that either: (1) the Corporation is in breach of its post-closing covenant in
Section 5.1.10 and thus owes StaffMark the dollar amount of Adverse Consequences equal to the difference of (x) $671,846 minus (y) the 1997 EBIT; or (2) the Corporation does not owe StaffMark any amount with respect to its post-closing covenant in Section 5.1.10 hereof because the 1997 EBIT equals or exceeds $671,846.

        (c) Until the date that is thirty (30) days following the receipt of the notice referred to in subsection 5.2.3(b) above by the Corporation, the Corporation if it disagrees with the 1997 EBIT, may request StaffMark to engage Coopers & Lybrand LLP to perform a limited review of the Reviewed Income Statement (the "Independent Accountants"). The 1997 EBIT presented by the Independent Accountants based on its limited review shall be conclusively binding upon StaffMark, SAC and the Corporation for purposes of ascertaining whether the Corporation is in breach of its post-closing covenant is Section 5.1.10.

        SECTION 5.2.4. Independent Accountants' Expenses. In the event the Independent Accountants are retained to review the 1997 EBIT, StaffMark or SAC shall pay one-half ( 1/2) of the costs and expenses of the Independent Accountants.

        SECTION 5.2.5. Obligations Concerning Employees. While the Corporation will be responsible for all liabilities associated with the employees which relate to the period prior to midnight on the Closing Date (the "Employee Transfer Time"), Buyers will be responsible for all liabilities associated with the employees of the Corporation which relate to the period subsequent to the Employee Transfer Time. After the Closing Date, Buyers will notify the relevant parties that Buyers will be responsible for expenses associated with benefit plans for the employees of the Corporation. On the Closing Date, the Corporation agrees to provide Buyers with the register for the most recent payroll period which register shall contain a true and complete list of the FICA wages and FICA withholdings as of the date of such register related to compensation paid by the Corporation to the employees of the Corporation prior to the Closing Date.


               ARTICLE VI. CONDITIONS TO THE BUYERS' OBLIGATIONS

        The obligation of the Buyers to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived (in writing) by the Buyers in their sole discretion:

        SECTION 6.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by the Corporation in
Article II of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Corporation shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. The President of the Corporation shall deliver a certificate to the Buyers to such effect.

        SECTION 6.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement relating to the Business from terminating prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby (which are specified on Schedule 2.4), shall have been obtained.

        SECTION 6.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 6.4. Opinion of Counsel to the Corporation. The Buyers shall have received an opinion from counsel to the Corporation, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyers.

        SECTION 6.5. Closing Documents. The Corporation shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement to be delivered by the Corporation.

        SECTION 6.6 Due Diligence. Buyers shall have completed their due diligence review of the Corporation and the Business, and the results of such review shall have been satisfactory to Buyers.

        SECTION 6.7. No Material Adverse Change. From the date of this Agreement through the Closing Date, (i) there shall have been no material adverse change in the assets, liabilities, or financial condition of the business of the Corporation from that reflected in the Balance Sheet outside the Ordinary Course of Business, and (ii) none of the business, financial condition, operations, property, or affairs of the Corporation shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        SECTION 6.8. Indemnification Agreement. The Buyers shall have received a counterpart executed copy of the "Indemnification Agreement" from the Corporation and the Corporation's stockholder in substantially the form of Exhibit C attached hereto.

        SECTION 6.9. Escrow Agreement. The Buyers shall have received a counterpart executed copy of the "Escrow Agreement" from the Corporation and the Corporation's stockholder in substantially the form of Exhibit D attached hereto.

        SECTION 6.10. Employment Agreement. The Buyers shall have received a counterpart executed copy of an employment agreement with Susan Mravca satisfactory to Buyers (the "Employment Agreement").

        SECTION 6.11. Noncompetition Agreement. The Buyers shall have received a counterpart executed copy of the "Noncompetition Agreement" in the form of Exhibit E attached hereto from the Corporation's stockholder.

        SECTION 6.12. Purchase Price Certificate. The Buyers shall have received an executed Purchase Price Certificate.


            ARTICLE VII. CONDITIONS TO THE CORPORATION'S OBLIGATIONS

        The obligation of the Corporation to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Corporation in writing in its sole discretion:

        SECTION 7.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by Buyers in Article III of this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Buyers shall have performed and complied with all covenants and conditions in all material respects required by this Agreement to be performed or complied with by Buyers prior to or at the Closing Date. An executive officer of each Buyer shall deliver a certificate to the Corporation to such effect.

        SECTION 7.2. Closing Documents. The Buyers shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 7.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 7.4. Indemnification Agreement. The Corporation shall have received a counterpart executed copy of the Indemnification Agreement from each of the Buyers.

        SECTION 7.5. Escrow Agreement. The Corporation shall have received a counterpart executed copy of the Escrow Agreement from each of the Buyers.

        SECTION 7.6. Employment Agreement. The Corporation shall have received a counterpart executed copy of the Employment Agreement from SAC.

        SECTION 7.7. Noncompetition Agreement. The Corporation shall have received a counterpart executed copy of the Noncompetition Agreement from each of the Buyers.

        SECTION 7.8. Opinion of Counsel to Buyers. The Corporation shall have received an opinion from StaffMark's General Counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to the Corporation.

           ARTICLE VIII. THE CLOSING, AND CERTAIN CLOSING DELIVERIES
                               AND OTHER MATTERS

        SECTION 8.1. Time and Place of the Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, on September 15, 1997, or at such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CDT) on August 1, 1997. At the Closing:
(i) the Corporation will deliver to Buyers the various certificates, instruments and documents referred to in Article VI and any other certificates and documents reasonably requested by Buyers, (ii) Buyers will deliver the various certificates, instruments and documents referred to in Article VII; and
(iii) Buyers will deliver to the Corporation and the escrow agent the respective portions of the Purchase Price required to be paid at the Closing pursuant to and in accordance with this Agreement.

        SECTION 8.2. Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive for eighteen (18) months following the Closing Date; except, that, the survivability periods as to the representations and warranties in Sections 2.17, 2.25 and 2.27, respectively, shall survive for the full period of the statute of limitations applicable to the matters described in such sections. Certain covenants of the parties in this Agreement are post-closing covenants and shall survive the Closing Date for the time periods so indicated in each such section.


                            ARTICLE IX. TERMINATION

        SECTION 9.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

              (a) Buyers and the Corporation may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (b) Buyers may terminate this Agreement at any time prior to the Closing; (i) in the event the Corporation has breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that Buyers are not satisfied with their business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Corporation; or (iv) if the Closing shall not have occurred on or before September 30, 1997;

              (c) The Corporation may terminate this Agreement any time prior to the Closing; (i) in the event Buyers have breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on Buyers but such event shall not include any effects or changes on the price of the StaffMark Common Stock; or (iii) if the Closing shall not have occurred on or before September 30, 1997;

              (d) Buyers may terminate this Agreement if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened (in writing) or pending before a governmental authority, that directly or indirectly:
        (A) declares this Agreement to be illegal; (B) permanently enjoins, restrains or otherwise prohibits the acquisition of the Transferred Assets by Buyers pursuant to this Agreement or the transactions contemplated hereby; (C) prohibits the ownership or operation by Buyers (or any of its affiliates) of all or a material portion of the Transferred Assets; or (D) compels Buyers (or any of their Affiliates) to segregate or dispose of all or a material portion of the Transferred Assets; or

              (e) The Corporation may terminate this Agreement if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened (in writing) or pending before a governmental authority that directly or indirectly: (A) declares the Agreement to be illegal; or (B) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or
(e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement or ownership of the Transferred Assets.

        SECTION 9.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 9.1, a party will not have any further right, liability or obligation with respect to the other party.

        SECTION 9.3. Other Termination Matters. The confidentiality provisions contained in Section 5.7 of this Agreement shall survive termination pursuant to Section 9.1 above for a period of one (1) year following any such termination date.


                            ARTICLE X. MISCELLANEOUS

        SECTION 10.1.       Definitions.

        (a)   The following terms have meanings set forth below:

        "1997 EBIT" means the dollar amount equal to the earnings before interest and taxes as reflected on the Reviewed Income Statement plus (+) and/or minus (-) the adjustments of the type, character and nature made to derive the Adjusted EBIT.

        "Adjusted EBIT" means the earnings before interest and taxes of the Business for the twelve (12) month period ended July 31, 1997, plus (+) and minus (-) the adjustments reflected on Schedule 1 to the Purchase Price Certificate.

        "Adverse Consequences" means damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses, including those incurred on any appeal, related to any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, special notices, records of decision(s), orders, decrees and/or rulings.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Employee Leasing Agreement" means that certain leasing agreement that SAC and the Corporation may enter into (but are not required to so enter into) covering employees of the Corporation for the first payroll period of the Corporation ending after the Closing Date.

        "GAAP" means generally accepted accounting principles used in the United States of America.

        "Letter Agreement" means that certain confidential agreement in the form of a letter dated June 13, 1997 addressed to Susan Mravca and the Corporation and accepted by the Corporation on June 16, 1997 by Susan Mravca as President of the Corporation and Susan Mravca, individually, which by its terms terminated on July 16, 1997.

        "Liability" means any liability (whether known or unknown, whether accrued or unaccrued, whether liquidated or unliquidated, and whether mature or unmatured).

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "Ordinary Course of Business" means the ordinary course of business of the Corporation consistent with its past customs and practices (including with respect to quantity and frequency, if applicable).

        "Person" means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

        "Reviewed Income Statement" means the income statement for the Business for the four (4) month period ended December 31, 1997, which income statement shall be prepared on a basis consistent with the historical income statement and the forecasted income statement of the Business attached hereto as Schedule 10.1 which income statement shall be subject to a limited review by StaffMark's independent accountants and/or the Independent Accountants, if necessary, in accordance with generally accepted audited standards.

              (b) The following terms have the meanings defined for such terms in the Sections set forth below:

                     Term                                            Section
                     ----                                            -------
              Accounts Receivable                                    2.30
              Agreed Value                                           1.2.1
              Agreement                                              Preamble
              Assignment Agreement                                   1.1.1
              Assumed Liabilities                                    1.3
              Assumption Agreement                                   1.3
              Balance Sheet                                          2.7
              Balance Sheet Date                                     2.7
              Business                                               Preamble

              Claims                                                 1.1
              Closing                                                8.1
              Closing Date                                           8.1
              Contracts                                              2.20
              Corporation                                            Preamble
              Documents                                              2.2
              Escrow Agreement                                       6.9
              Electronic Data                                        1.1(f)
              Employee Information                                   1.1(d)
              Employee Plan                                          2.17(a)
              Employee Transfer Time                                 5.2.5
              ERISA                                                  2.17(f)
              Excluded Assets                                        1.1.2
              Financial Statements                                   2.7
              Indemnification Agreement                              6.8
              Independent Accountants                                5.2.3
              Intellectual Property                                  2.22
              Leased Parcels                                         2.21
              Leases                                                 2.21
              Most Recent Fiscal Year End                            2.7
              Noncompetition Agreement                               6.11
              Parties                                                Preamble
              Party                                                  Preamble
              Purchase Price                                         1.2
              Purchase Price Certificate                             1.2
              Related Person                                         2.23
              SAC                                                    Preamble
              Securities Act                                         2.31
              Shares                                                 1.2(a)
              StaffMark                                              Preamble
              StaffMark Common Stock                                 1.2(a)
              Tax or Taxes                                           2.25
              Transferred Assets                                     1.1

        SECTION 10.2. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by telecopy or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

              If to Buyers:

              StaffMark, Inc.
              302 East Millsap Road
              Fayetteville, Arkansas 72703
              Attn: Terry C. Bellora, Chief Financial Officer
              Phone: (501) 973-6000
              Fax No.: (501) 973-6019

        With a copy to:

              StaffMark, Inc.
              302 East Millsap Road
              Fayetteville, Arkansas 72703
              Attn: Gordon Y. Allison, Executive
                     Vice President - General Counsel
              Phone: (501) 973-6057
              Fax No.: (501) 973-6019

        If to the Corporation:

              Susan Mravca
              President
              H. Allen & Company, Inc.
              144 Branding, Suite 110
              Downers Grove, Illinois 60515
              Phone: (630) 769-4045
              Fax: (630) 323-7404

        With a copy to:

              Sidley & Austin
              One First National Plaza
              Chicago, Illinois 60603
              Attn: Jean Marie Pechette
              Phone: (312) 853-7000
              Fax: (312) 853-7036

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other Party given in accordance with this Section 10.2.

        SECTION 10.3. Entire Agreement. This Agreement and the Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

        SECTION 10.4. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

        SECTION 10.5. Assignment/Binding Effect. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, Buyers may assign their rights (but not their respective obligations) hereunder to a wholly-owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of, the representatives, successors and permitted assigns.

        SECTION 10.6. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 10.7. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Illinois.

        SECTION 10.8. Severability. In the event that any tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 10.9. Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any party, regardless of which Party was generally responsible for the preparation of this Agreement.

        SECTION 10.10. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 10.11. Expenses. Each Party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

        SECTION 10.12. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 10.13. Publicity. Except by the mutual agreement between the Corporation and StaffMark, no Party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law, rule or regulation.

        SECTION 10.14. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 10.15. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        SECTION 10.16. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Buyers and the Corporation have each caused this Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.

                                     BUYERS

                                      STAFFMARK, INC.


                                     By:  /s/ ROBERT H. JANES III
                                        ---------------------------------------
                                          Robert H. Janes III
                                          Executive Vice President

                                      STAFFMARK ACQUISITION CORPORATION TWELVE


                                     By:  /s/ ROBERT H. JANES III
                                        ---------------------------------------
                                          Robert H. Janes III, Vice President

                                     THE CORPORATION

                                     H. ALLEN & COMPANY, INC.


                                     By:  /s/ SUSAN MRAVCA
                                        ---------------------------------------
                                          Susan Mravca, President